Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PanAmerican Bancorp on Form S-8 of our report dated March 11, 2005 on the financial statements of PanAmerican Bancorp appearing in the 2004 Form 10-K of PanAmerican Bancorp.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Fort Lauderdale, Florida

September 29, 2005